                        AMENDMENT TO SERVICES AGREEMENT


          This Amendment, dated as of the 1st day of April, 2000 made by and between The Stratton Funds, Inc. (the "Company") operating as a registered investment company under the Investment Company Act of 1940, as amended, and PFPC, Inc. (PFPC), a Delaware corporation (collectively, the "Parties").

          WHEREAS, the Parties originally entered into a Services Agreement dated December 31, 1997 (the "Agreement"), as amended February 28, 1999, wherein PFPC agreed to provide certain services to the Company; and

          WHEREAS, the Parties wish to amend the Agreement to extend the term of the Agreement and revise Schedule "B" to the Agreement;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

          1. The Agreement shall continue until terminated by the Company or by PFPC on ninety (90) days' prior written notice to the other party. In the event the Company gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider, and all trailing expenses incurred by PFPC, will be borne by the Company.

          2. Schedule "B" to the Agreement shall be deleted and replaced with the attached Schedule "B".


          IN WITNESS WHEREOF, the Parties hereto have caused this Amendment consisting of one typewritten page, together with amendment Schedule "B", to be signed by their duly authorized officers as of the day and year first above written.


Stratton Funds, Inc.              PFPC Inc.


______________________            _____________________
By:  James W. Stratton            By:  Stephen M. Wynne
     Chairman                          Executive Vice President

                                                                      Schedule B
                                                                      ==========
                             COMPENSATION SCHEDULE
                                      FOR
                            THE STRATTON FUNDS, INC.


I.  FEES RELATED TO ADMINISTRATION AND ACCOUNTING SERVICES
    (Effective April 1, 2000)

ASSET BASED FEES:

The following annual fee will be calculated based upon each portfolio's average net assets and payable monthly:

 .10% of first $250 million of average net assets;
 .075% of next $250 million of average net assets;
 .05% of next $250 million of average net assets; and .03% of average net assets in excess of $750 million.

MINIMUM MONTHLY FEE:

$7,500 for each portfolio, excluding out-of-pocket expenses.

For funds below $50 million, a 25% discount will be applied to the minimum fee.

OUT-OF-POCKET EXPENSES:

Federal Express, cost to obtain independent security market quotes, processing fees related to initial Blue Sky filings, cost of access to data warehouse system, travel to/from Board meetings, etc.

II.  FEES RELATED TO SHAREHOLDER AND TRANSFER AGENCY SERVICES
     (To be Effective June 1, 2000)

ACCOUNT FEE:

Annual and semi-annual dividend                   $17.00 per account per annum
Quarterly, monthly and daily dividend             $19.00 per account per annum
CDSC Funds add 12% to annual per account fee
Inactive account                                  $  .30 per account per month

Fees are billed monthly based on 1/12th of the annual fee. An inactive account is defined as having a zero balance with no dividend payable. Inactive accounts are purged annually after year-end tax reporting.

MONTHLY MINIMUM FEE:              $2,500.00 per Class/Portfolio
TRANSACTION CHARGES:

Manual Financial/Non-Financial        $ 1.50 per transaction
Telephone/Wire Orders                 $ 4.00 per purchase/redemption
New account opening                   $  .40 per account (electronic interface)
                                      $ 5.00 per account (paper)
Customer Services/Broker Phone Calls  $ 2.00 per call
12b-1 calculation                     $  .25 per account, per cycle
IRA/Qualified Plan processing:        $12.00 per Social Security Number, per annum*
                                      $ 2.50 per distribution*
                                      $25.00 per transfer in or transfer out*

*Shareholder may pay

FUNDSERV PROCESSING (IF APPLICABLE):

$50.00 per month/per fund monthly maintenance fee

NETWORKING PROCESSING (IF APPLICABLE):

$75.00 per month/per fund monthly maintenance fee

LITERATURE FULFILLMENT SERVICES:

$2.00 per inquiry/fulfillment

OPTIONAL SERVICES AND OUT-OF-POCKET:

There will be additional charges related to optional services and out-of-pocket expenses including, but not limited to, the following:

Conversion/deconversion expenses, custom programming/development, custom interfaces, price/rate reruns, individual state tax filings, third party administrator support, ad hoc reports, travel and training, shareholder internet access, statement of average cost, voice response and voice recognition services, banking services, consolidated statements, postage and mailing.

III.  FEES RELATED TO DISTRIBUTION SERVICES
      (Effective April 1, 2000)

Base Fee:

$15,000 for the entire fund family (currently three portfolios)

LICENSE FEE:

Broker/Dealer will license employees of the Fund's Advisor, Stratton Management Company, who are engaged in the sale of shares.

Fee: $1,000 per licensed representative, annually registered in three states or less
      $3,500 per licensed representative, annually registered in all states

FULFILLMENT FEE:

$2.00 per kit for inquiry/fulfillment with a $1,500 per month minimum for all Funds managed by Stratton Management Company.

OUT-OF-POCKET EXPENSES:

Federal express, travel to/from Board meetings, NASD filing fees, telephone and postage.

IV. FEES RELATED TO CUSTODY SERVICES USING PFPC TRUST CO. (TO BE EFFECTIVE UPON MOVE OF ASSETS TO PFPC TRUST CO.)

ASSET BASED FEES:

The following annual fee schedule will be calculated daily based upon the total gross assets of each portfolio and payable monthly:

 .015% of the first $100 million of average gross assets;
 .0125% of the next $400 million of average gross assets; and .008% of average gross assets over $500 million.

TRANSACTION CHARGES:

Includes buys, sells, calls, puts, maturities, free deliveries, free receipts, exercised or expired options, opened or closed short sales, and the movement for each piece of underlying collateral for a repurchase agreement, etc.

Fed book entry                 $10.00
DTC book entry                 $10.00
PTC book entry                 $15.00
Physical certificate           $17.00
Options contract               $30.00
Futures margin variation       $10.00
Short sale                     $15.00
Trade revision/cancellation    $15.00
Holdings charge                $ 2.00 per security, per month


OUT-OF-POCKET EXPENSES:

Federal Reserve wire fees, Federal Express, cost of access to data warehouse, etc.

GLOBAL SUB-CUSTODIAN FEES:

Fees charged as incurred by the global sub-custodian. A detailed fee schedule will be provided if applicable.

MINIMUM MONTHLY FEE:

$250.00 per portfolio; excluding transaction charges, holdings charges and out-of-pocket expenses.